AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 11th day of September 2014, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series listed on Amended Exhibit T attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, the parties desire to amend the listed series of the Trust to add the Poplar Forest Outliers Fund and the Poplar Forest Cornerstone Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit T is hereby superseded and replaced with the Amended Exhibit T attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Print Name: Douglas G. Hess	Print Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Poplar Forest

Amended Exhibit T to the Advisors Series Trust Fund Accounting Servicing Agreement
Separate Series of Poplar Forest Capital, LLC

Name of Series	Date Added
Poplar Forest Partners Fund	on or after December 31, 2009
Poplar Forest Outliers Fund	on or after September 11, 2014
Poplar Forest Cornerstone Fund	on or after September 11, 2014

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE Effective December 31, 2014

Annual Fee Based Upon Average Net Assets of the Fund Complex*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the next $___
___ basis points on the balance

Minimum annual fee per fund:
$___ per domestic equity fund
$___ per domestic balanced fund
$___ per domestic fixed income, global equity/money market fund
$___ per international/global fixed fund

▪ Additional base fee of $___ for each additional class and/or a Controlled Foreign Corporation (CFC)
▪ Additional base fee of $___ per manager/sub-advisor per fund

Pricing Services**
▪ $___ - Domestic Equities, Options, ADRs
▪ $___ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪ $___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪ $___ - Bank Loans
▪ $___ - Credit Default Swaps
▪ $___ - Swaptions, Index Swaps
▪ $___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action & Manual Pricing Services
▪ $___ /Foreign Equity Security per Month for Corporate Action Service
▪ $___ /Domestic Equity Security per Month for Corporate Action Service
▪ $___ /Month Manual Security Pricing (>25/day)

Fair Value Services (Charged at the Complex Level)**
▪ $___ on the First 100 Securities
▪ $___ on the Balance of Securities

Advisor Information Source Web Portal
▪ $___ /fund per month
▪ Specialized projects will be analyzed and an estimate will be provided prior to work being performed

Poplar Forest

Amended Exhibit T (continued) to the Advisors Series Trust Fund Accounting Servicing Agreement

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE (continued) Effective December 31, 2014

SEC §15(c) Reporting
▪ $___ /fund per report – first class
▪ $___ /additional class report

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪ $___ for the first fund, first year (subject to Board approval)
▪ $___ for second year and thereafter, and for each additional fund (subject to change based on Board review and approval)
▪ $___ /sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Poplar Forest

Amended Exhibit T (continued) to the Advisors Series Trust Fund Accounting Servicing Agreement

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE Effective December 31, 2014

Additional Legal Administration Services
▪ Subsequent new fund launch – $___ /project
▪ Subsequent new share class launch – $___ /project
▪ Multi-managed funds – as negotiated based upon specific requirements
▪ Proxy – as negotiated based upon specific requirements

Daily Pre- and Post-Tax Performance Reporting
▪ Performance Service – $___ /CUSIP per month
▪ Setup – $___ /CUSIP
▪ Conversion – quoted separately
▪ FTP Delivery – $___ setup /FTP site

Daily Compliance Services
▪ Base fee – $___ /fund per year
▪ Setup – $___ /fund group

Equity & Fixed Income Attribution Reporting
▪ Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit T.

Poplar Forest Capital, LLC

By: /s/ J. Dale Harvey

Printed Name: J. Dale Harvey

Title: CEO            Date: 9/17/2014

Poplar Forest	4